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Exhibit 1.2

COLONIAL REALTY LIMITED PARTNERSHIP
(a Delaware Limited Partnership)

Debt Securities

TERMS AGREEMENT

Dated: April 1, 2003

To:	COLONIAL REALTY LIMITED PARTNERSHIP 2101 6th Avenue North Suite 750 Birmingham, Alabama

Attention:

Ladies and Gentlemen:

We (the "Representatives") understand that Colonial Realty Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), proposes to issue and sell $125,000,000 aggregate principal amount of its senior debt securities (such debt securities being hereinafter referred to as the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the "Underwriters") offer to purchase, severally and not jointly, the respective principal amounts of Underwritten Securities (as defined in the Underwriting Agreement referenced below) set forth below opposite their respective names at the purchase price set forth below.

Underwriter	Principal Amount of Underwritten Securities
Wachovia Securities, Inc.	$43,750,000
Salomon Smith Barney Inc.	25,000,000
Bear, Stearns & Co. Inc.	25,000,000
AmSouth Bank	6,250,000
Merrill Lynch & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated	6,250,000
PNC Capital Markets, Inc.	6,250,000
SouthTrust Securities, Inc.	6,250,000
Wells Fargo Brokerage Services, LLC	6,250,000

Total	$125,000,000

        The Underwritten Securities shall have the following terms:

Title:	6.15% Senior Notes due 2013
Rank:	Pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership
Ratings:	Baa3/BBB-/BBB-
Aggregate principal amount:	$125,000,000
Denominations:	$1,000 and integral multiples
Currency of payment:	U.S. dollars
Interest rate or formula:	6.15% per annum
Interest payment dates:	Payable semi-annually in arrears on each April 15 and October 15, commencing October 15, 2003
Regular record dates:	April 1 and October 1, as applicable
Stated maturity date:	April 15, 2013
Redemption provisions:
Redeemable at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of: (i) the principal amount of the Notes being redeemed plus accrued but unpaid interest to the redemption date; and (ii) the Make-Whole Amount, if any
Sinking fund requirements:	N/A
Conversion provisions:	N/A
Listing requirements:	N/A

Black-out provisions:
The Operating Partnership will not from the date of this Terms Agreement through the Closing Time, without the prior written consent of Wachovia Securities, Inc. and Salomon Smith Barney Inc., offer, sell or contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Operating Partnership or any affiliate of the Operating Partnership or any person in privity with the Operating Partnership or any Affiliate of the Operating Partnership), directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by the Operating Partnership (other than the Notes listed above).
Fixed or Variable Price Offering:	Fixed Price Offering
Initial public offering price per Underwritten Security:	99.797% of the principal amount, plus accrued interest, if any, from April 4, 2003
Purchase price per Underwritten Security:	99.147% of the principal amount, plus accrued interest, if any, from April 4, 2003
Other terms and conditions:	N/A
Closing date and location:	April 4, 2003 at Sidley Austin Brown & Wood LLP at 9:00 A.M.

All the provisions contained in the document attached as Annex A hereto entitled "Colonial Realty Limited Partnership—Debt Securities—Underwriting Agreement" are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

WACHOVIA SECURITIES, INC.
SALOMON SMITH BARNEY INC.
BEAR, STEARNS & CO. INC.
AMSOUTH BANK
MERRILL LYNCH, PIERCE, FENNER & SMITH
                            INCORPORATED
PNC CAPITAL MARKETS, INC.
SOUTHTRUST SECURITIES, INC.
WELLS FARGO BROKERAGE SERVICES, LLC
By:	Wachovia Securities, Inc.
By:	/s/ WILLIAM INGRAM Name: William Ingram Title: Managing Director
By:	Salomon Smith Barney Inc.
By:	/s/ DAN GUGLIELMONE Name: Dan Guglielmone Title: Director
Acting on behalf of themselves and the other named Underwriters.
Accepted:
COLONIAL REALTY LIMITED PARTNERSHIP, the Operating Partnership
By:	Colonial Properties Trust (its general partner)
By:	/s/ HOWARD B. NELSON, JR. Name: Howard B. Nelson, Jr. Title: Chief Financial Officer

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  Exhibit 1.2
COLONIAL REALTY LIMITED PARTNERSHIP (a Delaware Limited Partnership) Debt Securities TERMS AGREEMENT